Exhibit 99.1

February 21, 2025

Liberty Broadband Corporation Announces 2025 Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) will be holding its virtual Annual Meeting of Stockholders on Monday, May 12, 2025 at 10:45 a.m. M.T. Stockholders of record as of the record date will be able to listen, vote and submit questions pertaining to the annual meeting by logging in at www.virtualshareholdermeeting.com/LBRD2025. The record date for the meeting is 5:00 p.m., New York City time, on March 24, 2025. Stockholders will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card or Notice of Internet Availability of Proxy Materials for the Liberty Broadband meeting to enter the virtual annual meeting website. A technical support number will become available at the virtual meeting link 10 minutes prior to the scheduled meeting time.

The date of the Annual Meeting has been advanced by more than 20 days from the anniversary date of last year’s annual meeting of stockholders (held on June 10, 2024). As a result, in accordance with Liberty Broadband’s bylaws, (i) stockholder proposals for consideration at the Annual Meeting and (ii) stockholder nominees for election to the board of directors at the Annual Meeting must be received by Liberty Broadband’s Corporate Secretary at its executive offices at 12300 Liberty Boulevard, Englewood, CO 80112 by no later than the close of business on March 3, 2025.

In addition, access to the meeting will be available on the Liberty Broadband website. All interested persons should visit https://www.libertybroadband.com/investors/news-events/ir-calendar to access the webcast. An archive of the webcast will also be available on this website after appropriate filings have been made with the SEC.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI provides data, mobile, video, voice and managed services to consumer, business, government and carrier customers throughout Alaska, serving more than 200 communities. The company has invested $4.7 billion in its Alaska network and facilities over the past 45 years. Through a combination of ambitious network initiatives, GCI continues to expand and strengthen its statewide network infrastructure to deliver the best possible connectivity to its customers and close the digital divide in Alaska.

Liberty Broadband Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Broadband Corporation